                      EXHIBIT 99-5(B): POLICY ILLUSTRATION

                                                                                                      ING ReliaStar Life of New York
VARIABLE ESTATE DESIGN                                                                                1000 Woodbury Road, Suite 102
A Survivorship Flexible Premium Variable Universal Life Insurance Policy                                         Woodbury, NY  11797
------------------------------------------------------------------------------------------------------------------------------------

                               POLICY ILLUSTRATION
                                Variable Account


The purpose of this illustration is to show how the performance of the underlying variable investment options could affect the policy cash value and death benefit assuming the current policy costs continue. This illustration is hypothetical and may not be used to project or predict investment results.

Premiums are paid at the beginning of the year. The cash value and death benefit are shown as of the end of each policy year.

Prepared for:

May 2002 Prospectus
  Male 55   Standard No Tobacco
2nd Client
  Female 55   Standard No Tobacco
  State of Issue:  New York


Initial Total Face Amount:  $250,000                                       Death Benefit Guarantee (DBG) to end of year:          27
Initial Death Benefit Option: A (Level)                                          Initial Minimum Annual Premium for DBG:   $3,008.52
Annual Premium:  $3,008.52


                                     -----------------------------------------------------------------------------------------------
                                                                          CURRENT POLICY COSTS
                                        0.00% Gross Hypothetical Return                      12.00% Gross Hypothetical Return
                                              (-0.80% Net Return)                                    (11.20% Net Return)
                                     -----------------------------------------------------------------------------------------------

               End                     Accum          Cash                                  Accum         Cash
              of Yr      Premium      ulation      Surrender       Death                    ulation     Surrender        Death
     Yr        Age        Outlay       Value         Value        Benefit                    Value        Value         Benefit
     --        ---        ------       -----         -----        -------                    -----        -----         -------

     1      56     56      3,009        2,312            187      250,000                     2,618           493       250,000
     2      57     57      3,009        4,583          2,458      250,000                     5,501         3,376       250,000
     3      58     58      3,009        6,814          4,689      250,000                     8,676         6,551       250,000
     4      59     59      3,009        9,002          6,877      250,000                    12,170        10,045       250,000
     5      60     60      3,009       11,147          9,022      250,000                    16,013        13,888       250,000
                           -----
                          15,043

     6      61     61      3,009       13,246         11,334      250,000                    20,240        18,327       250,000
     7      62     62      3,009       15,296         13,596      250,000                    24,884        23,184       250,000
     8      63     63      3,009       17,294         15,807      250,000                    29,984        28,496       250,000
     9      64     64      3,009       19,236         17,961      250,000                    35,583        34,308       250,000
     10     65     65      3,009       21,116         20,053      250,000                    41,726        40,664       250,000
                           -----
                          30,085

     15     70     70      3,009       30,388         30,388      250,000                    85,493        85,493         250,000

                                           -----------------------------------------------------------------------------------------
                                                                                 CURRENT POLICY COSTS
                                           0.00% Gross Hypothetical Return                         12.00% Gross Hypothetical Return
                                                     (-0.80% Net Return)                                     (11.20% Net Return)
                                           -----------------------------------------------------------------------------------------

               End                     Accum          Cash                                  Accum         Cash
              of Yr      Premium      ulation      Surrender       Death                    ulation     Surrender       Death
     Yr        Age        Outlay       Value         Value        Benefit                    Value        Value         Benefit
     --        ---        ------       -----         -----        -------                    -----        -----         -------



     20     75      75     3,009       35,552         35,552      250,000                   156,661       156,661         250,000

     25     80      80     3,009       30,917         30,917      250,000                   278,702       278,702         292,638

    *30     85      85     3,009            0              0            0                   482,818       482,818         506,959

     35     90      90     3,009            0              0            0                   814,124       814,124         854,831

     40     95      95     3,009            0              0            0                 1,361,597     1,361,597       1,375,213

     45    100     100     3,009            0              0            0                 2,305,729     2,305,729       2,305,729

*  Year 30, Month 10
   Based on current costs and 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated. Additional premiums would be required to continue the coverage.

                               POLICY ILLUSTRATION
                                Variable Account


The purpose of this illustration is to show how the performance of the underlying variable investment options could affect the policy cash value and death benefit assuming the maximum policy costs guaranteed in the policy were charged. This illustration is hypothetical and may not be used to project or predict investment results.

Premiums are paid at the beginning of the year. The cash value and death benefit are shown as of the end of each policy year.

Prepared for:

May 2002 Prospectus
  Male 55 Standard No Tobacco
2nd Client
  Female 55   Standard No Tobacco
State of Issue:  New York


Initial Total Face Amount:  $250,000                                       Death Benefit Guarantee (DBG) to end of year:         27
Initial Death Benefit Option: A (Level)                                          Initial Minimum Annual Premium for DBG:  $3,008.52
Annual Premium:  $3008.52


                                           -----------------------------------------------------------------------------------------
                                                                           MAXIMUM GUARANTEED POLICY COSTS
                                           0.00% Gross Hypothetical Return                         12.00% Gross Hypothetical Return
                                                     (-0.80% Net Return)                                     (11.20% Net Return)
                                           -----------------------------------------------------------------------------------------

               End                     Accum          Cash                                  Accum         Cash
              of Yr      Premium      ulation      Surrender       Death                    ulation     Surrender       Death
     Yr        Age        Outlay       Value         Value        Benefit                    Value        Value         Benefit
     --        ---        ------       -----         -----        -------                    -----        -----         -------


     1     56     56       3,009        2,262            137      250,000                     2,564           439       250,000
     2     57     57       3,009        4,450          2,325      250,000                     5,351         3,226       250,000
     3     58     58       3,009        6,560          4,435      250,000                     8,375         6,250       250,000
     4     59     59       3,009        8,585          6,460      250,000                    11,654         9,529       250,000
     5     60     60       3,009       10,521          8,396      250,000                    15,206        13,081       250,000
                           -----
                          15,043

     6     61     61       3,009       12,357         10,445      250,000                    19,046        17,134       250,000
     7     62     62       3,009       14,084         12,384      250,000                    23,193        21,493       250,000
     8     63     63       3,009       15,685         14,197      250,000                    27,659        26,172       250,000
     9     64     64       3,009       17,140         15,865      250,000                    32,458        31,183       250,000
     10    65     65       3,009       18,427         17,364      250,000                    37,602        36,540       250,000
                           -----
                          30,085

     15    70     70       3,009       22,447         22,447      250,000                    71,841        71,841         250,000

     20    75     75       3,009       15,804         15,804      250,000                   121,049       121,049         250,000

     25    80     80       3,009            0              0      250,000                   198,110       198,110         250,000

                                          ------------------------------------------------------------------------------------------
                                                                           MAXIMUM GUARANTEED POLICY COSTS
                                           0.00% Gross Hypothetical Return                      12.00% Gross Hypothetical Return
                                                    (-0.80% Net Return)                                     (11.20% Net Return)
                                           -----------------------------------------------------------------------------------------

               End                     Accum          Cash                                  Accum         Cash
              of Yr      Premium      ulation      Surrender       Death                    ulation     Surrender       Death
     Yr        Age        Outlay       Value         Value        Benefit                    Value        Value         Benefit
     --        ---        ------       -----         -----        -------                    -----        -----         -------


     30     85      85     3,009            0              0            0                   336,991       336,991         353,841

     35     90      90     3,009            0              0            0                   555,784       555,784         583,574

     40     95      95     3,009            0              0            0                   907,534       907,534         916,610

     45    100     100     3,009            0              0            0                 1,520,205     1,520,205       1,520,205

*  Year 28, Month 1
   Based on the maximum guaranteed costs and a 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated. Additional premiums would be required to continue the coverage.

                  VARIABLE INFORMATION ABOUT YOUR ILLUSTRATION


This is an illustration, not a contract, and must be preceded or accompanied by a current Prospectus.

This illustration does not recognize that, because of inflation, a dollar in the future has less value than a dollar today.

The values illustrated comply with the Internal Revenue Code definition of life insurance.

Premium Outlay is the total out of pocket expense. The premium outlay represents the premiums paid, less any withdrawals and loans, plus loan interest paid in cash. The premium outlay is shown on an annual basis.

GROSS HYPOTHETICAL RETURNS. The gross hypothetical annual returns shown are illustrative only and should not be deemed a representation of past or future rates of return. No representation may be made by your registered representative or ReliaStar Life Insurance Company of New York that these hypothetical rates of return can be achieved or sustained over any period of time. The death benefits and cash surrender values for a policy will be different from those shown, even if the actual rates of return averaged the hypothetical rate of return illustrated over a period of years but fluctuated above or below that average at any time during the period.

VARIABLE INVESTMENT OPTIONS. The amounts shown for the death benefits, accumulation values and cash surrender values in this illustration are based on a gross hypothetical rate of return, policy charges, the actual portfolio expenses charged by the variable investment option reflecting any expenses voluntarily absorbed by the variable investment option or fund managers as described in the prospectus, and the assumption that the accumulation value is at all times invested in equal proportions among all available variable investment options. The arithmetic average annual expenses of all variable investment options is 0.80%.

In this illustration, premiums have been allocated in equal proportions to each of the variable investment options. We recommend that you review an illustration with your planned allocation, as it will likely differ.

After deduction of the portfolio operating expenses illustrated gross annual investment returns of 0.00% and 12.00% correspond to net annual returns of -0.80% and 11.20% respectively for amounts allocated to the variable investment options.

For current costs, the mortality and expense risk charge on an annual basis is equal to 0.90% of the Variable Account assets for years one through ten, and 0.25% thereafter. For maximum guaranteed costs, the mortality and expense risk charge on an annual basis is equal to 1.20% in years one through ten, and 0.55% thereafter.

The death benefits, accumulation values and cash surrender values assume that the accumulation value is at all times allocated according to the illustrated allocations. Variable investment options can be changed or transferred between the variable investment options of the policy without creating a taxable event. Currently, there is no charge on the first 24 transfers in a policy year, but there is a charge of $25.00 for each subsequent transfer. We reserve the right to limit transfers to twelve per policy year and charge $25.00 for transfers in excess of twelve per policy year.

FIXED ACCOUNT. A portion of premiums and accumulation values may also be allocated to the Fixed Account. The Fixed Account is an interest paying account that offers a guarantee of both principal and interest at a minimum annual rate of 4.00% on amounts credited to the account. ReliaStar Life Insurance Company of New York has complete ownership and control of all of the assets of the Fixed Account. For current interest crediting rates on the Fixed Account, ask your registered representative. All guarantees are backed by the assets of ReliaStar Life Insurance Company of New York.

DEATH BENEFIT GUARANTEE. A death benefit guarantee is in effect for 27 policy years provided minimum premiums (net of policy loans and withdrawals) are paid. The death benefit guarantee prevents the policy from lapsing even if the cash surrender value is not sufficient to cover the monthly deduction due. The death benefit guarantee allows for financial security regardless of variable investment option performance. All guarantees are backed by the assets of ReliaStar Life Insurance Company of New York. Please see the Prospectus for a full explanation of this provision.

MINIMUM MONTHLY PREMIUM. A minimum monthly premium of $250.71 is required to issue the policy and is guaranteed to maintain the base policy death benefit guarantee. This minimum premium will change if increases or decreases are made in any of the policy benefits.

DEDUCTIONS AND CHARGES. A premium expense charge is deduced from each premium paid. The accumulation value of the policy is subject to several charges: a monthly administration charge, a monthly amount charge for the base policy and any riders (for 20 policy years after issue or any increase), a mortality and expense risk charge, and the cost of insurance for the base policy and any riders. Surrender charges are applicable for the first 15 years and the first 15 years following any requested increase in the face amount.

POLICY SPLIT OPTION RIDER. Allows the policyowner to split the policy into two individual cash value life insurance policies in the event of a divorce of the insureds, dissolution of a business partnership of the insureds, or if there is a change in the federal estate tax laws that would eliminate the unlimited marital deduction or reduce by at least 50% the estate taxes payable at death. Evidence of insurability on each insured may be required to exercise this option. There is no charge for this rider.

TAXATION. Tax laws are complex and change frequently. Changes in premium payments from those illustrated or other changes made to the illustrated policy after issue may result in classification as a Modified Endorsement Contract
(MEC). Distributions from a Modified Endowment Contract, including loans, are taxable as income in the year received to the extent that the accumulation value of the policy prior to the distribution exceeds the total premiums paid. In addition, distributions may be subject to an additional 10% income tax penalty if taken before age 59 1/2. For complete information on how distributions from this policy may affect your personal tax situation, always consult your professional tax advisor.

ISSUER. Variable Estate Design is a product of ReliaStar Life Insurance Company of New York located at 1000 Woodbury Road, Suite 102, Woodbury, NY 11797. The general distributor is ING America Equities, Inc., located at 1290 Broadway, Denver, CO 80203. Both companies are members of ING Group. Form #84-438.

INITIAL PREMIUM LIMITS SUMMARY.

         Minimum First Year Annual Premium:                           $3,008.52
         Guideline Level Premium:                                     $5,367.27
         Guideline Single Premium:                                   $59,587.17
         MEC 7-Pay Premium:                                          $13,225.48

1YT=300852

                       ILLUSTRATION SUMMARY AND DISCLOSURE
                                Variable Account


The page summarizes information from the previous ledger pages and outlines some important policy provision. Review the information presented below. If acceptable, sign, date, and return this illustration, along with the application for insurance, to ReliaStar Life Insurance Company of New York.


Prepared for:

May 2002 Prospectus
  Male 55  Standard No Tobacco
2nd Client
  Female 55  Standard No Tobacco
  State of Issue:  New York

Initial Total Face Amount:  $250,000                                       Death Benefit Guarantee (DBG) to end of year:         27
Initial Death Benefit Option: A (Level)                                          Initial Minimum Annual Premium for DBG:  $3,008.52
Annual Premium:  $3,008.52


This summary is based on the premium outlay in the policy illustration. The cash value and death benefit are shown as of the end of the year.

------------------------------------------------------------------------------------------------------------------------------------
                                            GUARANTEED COSTS                                    CURRENT COSTS
                                                0% Gross                         0% Gross                         12.00% Gross
                                          Hypothetical Return               Hypothetical Return               Hypothetical Return
                                           (0.80% Net Return)               (-0.80% Net Return)                (11.20% et Return)
------------------------------------------------------------------------------------------------------------------------------------

Year 10
   Cash Surrender Value:                       17,364                             20,053                           40,664
   Death Benefit:                             250,000                            250,000                          250,000

Year 20
   Cash Surrender Value:                       15,804                             35,552                          156,661
   Death Benefit:                             250,000                            250,000                          250,000

Projected age when
   Death Benefit Ends:                             27                                 29                     Does not end
------------------------------------------------------------------------------------------------------------------------------------

You may adjust your payment amounts, within limits, to extend or increase the cash value and death benefit.

I understand that:

PURCHASE OF LIFE INSURANCE. I am buying a flexible premium cash value variable life insurance policy issued by ReliaStar Life Insurance Company of New York.

RECEIPT OF PROSPECTUS. I received the current Prospectus describing the terms and operation of the policy and the underlying portfolios. I'm keeping the Prospectus for further reference. I understand the policy has some features comparable to and others different from a traditional life insurance policy. I realize this Disclosure Statement highlights some, but not all, of the important aspects of the policy and that I should examine the Prospectus prior to purchasing a policy.

INSURANCE PROTECTION. The policy provides insurance protection until the younger joint insured's age 100, if the cash surrender value, as explained in the Prospectus, is sufficient to pay the monthly charges. After age 100 of the younger joint insured, the policy stays inforce, but the death benefit reduces to equal the accumulation value.

VARIABLE INVESTMENT OPTIONS ALLOCATION. I may allocate a net premium (amount remaining after expense deductions) among one or more variable investment options, each of which invests in one of the available portfolios. Each portfolio has a different investment objective, as described in the current Prospectus. In allocating net premiums to a variable investment option, the investment performance of the underlying portfolios I select will impact the policy accumulation value and may impact the death benefit. Thus, the investment risk for those amounts is mine, and no minimum accumulation value in any variable investment option(s) is guaranteed. I may also allocate net premiums to the Fixed Account, which the Company guarantees both as to principal and interest at a minimum annual rate of 4.00%.

SELECTED PORTFOLIO. The variable investment options I select have varying portfolio operating expenses. Changes to the selected variable investment options and the allocation percentages will have an impact on the policy cash values. This illustration assumes the arithmetic average annual expense of all variable investment options is 0.80%.

ILLUSTRATIONS. The illustrations in the Prospectus present hypothetical investment results and those presented by the Company's representative will utilize hypothetical and/or historical investment results. Neither hypothetical nor historical investment returns are guaranteed. The cash value feature is based on the value of the variable investment options underlying the policy. The cash value is not guaranteed, and because of the risk inherent in a variable policy, it may lose value. The values set forth are illustrative only and are not intended to predict actual performance. They are intended to help explain how the policy operates and are not deemed to represent future investment results. Actual investment results may be more or less and depend on a number of factors, as explained in the Prospectus.

CHARGES AND DEDUCTIONS. As described in the Prospectus, there are (a) charges made against each premium payment and (b) monthly deductions against the accumulation value for the cost of insurance, administrative charges, amount charges and mortality and expense risk charges assumed by the Company. If I surrender the policy or allow it to lapse during the first 15 years after issue or an increase, a surrender charge will be imposed.

LOANS AND WITHDRAWALS. Policy loans and partial cash withdrawals are available, subject to certain limits and charges as explained in the Prospectus. Excessive policy loans and withdrawals may cause the policy to lapse. If, at any time, the amount of the policy loan exceeds the cash surrender value, the grace period goes into effect and the policy may lapse. Policy loans and partial withdrawals may cause the death benefit guarantee to terminate. Policy loans and withdrawals will reduce the policy's death benefit and available cash value.

TAX MATTERS. The Company does not provide legal or tax advice in reference to this life insurance policy. I acknowledge that the section in the Prospectus, "Federal Tax Matters", is not intended to be a complete description of the tax status of the policy.



---------------------------------------------------       --------------------
Applicant or Policyowner                                  Date


---------------------------------------------------       --------------------
Applicant or Policyowner                                  Date



------------------------   ------------------------
Date of Prospectus         Prospectus Form Number


---------------------------------------------------       --------------------
                                                          Date

20 WASHINGTON AVE S
MINNEAPOLIS, MN  554011900

                           VARIABLE INVESTMENT OPTIONS


The amounts shown for the death benefits, accumulation values and cash surrender values in this illustration are based on the choice of variable investment options, a gross hypothetical rate of return, policy charges, the actual portfolio expenses charged by the variable investment option reflecting any expenses voluntarily absorbed by the variable investment option or fund managers as described in the prospectus, and the assumption that the accumulation value is at all times invested according to these allocations.

                                                                                 Actual Portfolio
Variable Investment Options                                                     Operating Expenses
---------------------------                                                     ------------------

AIM V.I. Dent Demographic Trends Fund - Series I                                      1.30%
Alger American Growth Portfolio                                                       0.81%
Alger American Leveraged AllCap Portfolio                                             0.92%
Alger American MidCap Growth Portfolio Initial Class                                  0.88%
Alger American Small Capitalization Portfolio Initial Class                           0.92%
Fidelity VIP Equity-Income Portfolio Initial Class                                    0.57%
Fidelity VIP Growth Portfolio Initial Class                                           0.65%
Fidelity VIP High Income Portfolio Initial Class                                      0.70%
Fidelity VIP Money Market Portfolio Initial Class                                     0.28%
Fidelity VIP Contrafund Portfolio Initial Class                                       0.64%
Fidelity VIP Index 500 Portfolio Initial Class                                        0.28%
Fidelity VIP Investment Grade Bond Portfolio - Initial Class                          0.54%
GCG Trust Mid-Cap Growth Series                                                       0.89%
GCG Trust Fully Managed Series                                                        0.95%
ING Income VP Bond Portfolio Class R Series                                           0.50%
ING Partners UBS Tactical Asset Allocation Portfolio Initial Class                    0.92%
ING Partners Van Kampen ComStock Portfolio Initial Class                              0.95%
ING VP Index Plus LargeCap Portfolio Class R Shares                                   0.45%
ING VP Index Plus MidCap Value Portfolio Class R Shares                               0.55%
ING VP Index Plus SmallCap Portfolio Class R Shares                                   0.60%
ING VP Trust Small Cap Opportunities Portfolio Class R Shares                         0.90%
ING VP Trust Growth Opportunities Portfolio Class R Shares                            0.90%
ING VP Trust Growth + Value Portfolio Class R Shares                                  0.80%
ING VP Trust High Yield Bond Portfolio Class R Shares                                 0.80%
ING VP Trust International Value Portfolio Class R Shares                             1.00%
ING VP Trust MagnaCap Portfolio Class R Shares                                        0.90%
ING VP Trust MidCap Opportunities Portfolio Class R Shares                            0.90%
ING VP Trust Research Enhanced Index Growth Portfolio Class R Shares                  0.90%
Janus Aspen Series Aggressive Growth Portfolio Institutional Shares                   0.67%
Janus Aspen Series Growth Portfolio Institutional Shares                              0.66%
Janus Aspen Series International Growth Portfolio Institutional Shares                0.71%
Janus Aspen Series Worldwide Growth Portfolio Institutional Shares                    0.69%
Neuberger Berman AMT Limited Maturity Bond Portfolio                                  0.73%
Neuberger Berman AMT Partners Portfolio                                               0.87%
Neuberger Berman AMT Socially Responsive Portfolio                                    1.53%
OCC Accumulation Trust Equity Portfolio                                               0.93%
OCC Accumulation Trust Global Equity Portfolio                                        1.20%
OCC Accumulation Trust Managed Portfolio                                              0.88%
OCC Accumulation Trust Small Cap Portfolio                                            0.90%
Pioneer VCT Mid Cap Value Class II Shares                                             0.79%
Pioneer VCT Small Cap Value VCT Portfolio Class I Shares                              1.25%
Putnam VT Growth and Income Fund Class IA Shares                                      0.51%
Putnam VT New Opportunities Fund Class IA Shares                                      0.59%

Putnam VT Small Cap Value Fund Class IA Shares                                        0.94%
Putnam VT Voyager Fund Class IA Shares                                                0.57%
Arithmetic average annual expenses of all variable investment options                 0.80%



In this illustration, premiums have been allocated in equal proportions to each of the variable investment options. We recommend that you review an illustration with your planned allocation, as it will likely differ.

After deduction of the portfolio operating expenses illustrated gross annual investment returns of 0.00% and 12.00% correspond to net annual returns of -0.80% and 11.20% respectively for amounts allocated to the variable investment options.

The death benefits, accumulation values and cash surrender values assume that the accumulation value is at all times allocated according to the illustrated allocations.

These are assumed values which are not guaranteed and your actual experience may vary. See the summary pages for assumptions and guaranteed values.